Exhibit 8.2

[LETTERHEAD OF JONES DAY]

July 27, 2015

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 75254

Attn: Peter J. Burlage

Dear Sir:

Reference is made to the Registration Statement on Form S-4 of CECO Environmental Corp., a Delaware corporation (“CECO”), related to the transactions proposed to be effected by the Agreement and Plan of Merger, dated as of May 3, 2015, by and among PMFG, Inc., a Delaware corporation, CECO, Top Gear Acquisition Inc., a Delaware corporation and a direct wholly owned subsidiary of CECO, and Top Gear Acquisition II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CECO (the “Registration Statement”).

We have participated in the preparation of the discussion in the Registration Statement under the heading, “Material United States Federal Income Tax Consequences.” We hereby confirm that, in our opinion, that discussion sets forth the material U.S. federal income tax consequences of the “Mergers,” as defined in the Registration Statement.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Jones Day